Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Fourth Quarter and Fiscal Year Results
Ankeny, IA, June 11, 2024 - Casey’s General Stores, Inc., ("Casey's" or the "Company") (Nasdaq symbol CASY) one of the leading convenience store chains in the United States, today announced financial results for the three months and year ended April 30, 2024.

Fourth Quarter 2024 Key Highlights1

•Diluted EPS of $2.34, up 57% from the same period a year ago. Net income was $87 million, up 55%, and EBITDA2 was $219 million, up 32%, from the same period a year ago.
•Inside same-store sales up 5.6% compared to the prior year, and 12.4% on a two-year stack basis, with an inside margin of 41.2%. Total inside gross profit increased 16.2% to $517.6 million compared to the prior year.
•Fuel same-store gallons were up 0.9% compared to the prior year with a fuel margin of 36.5 cents per gallon. Total fuel gross profit increased 15.4% to $253.6 million compared to the prior year.
•In June, Casey's increased the quarterly dividend 16% to $0.50 per share, marking the 25th consecutive annual increase.

Fiscal Year 2024 Key Highlights

•Diluted EPS of $13.43 up 13% over the prior year. Net income was $502 million, up 12%, and EBITDA was $1.06 billion, up 11%, from the prior year.
•Casey's Rewards members grew to 7.9 million by year-end.
•The Company built or acquired 154 stores in the fiscal year, ending at 2,658 stores and entered Texas, its 17th state.
•Casey's recorded strong prepared food and dispensed beverage growth driven by innovation including thin crust pizza and a refreshed lunch sandwich menu.

“Casey's started its three-year strategic plan with a record fiscal year, exceeding $1 billion in EBITDA for the first time in the company's history," said Darren Rebelez, President and CEO. “Inside same-store sales were outstanding, up 4.4%, or 11.2% on a two-year stack basis, led by strong performance in pizza and bakery as well as alcoholic and non-alcoholic beverages. Strong sales growth was accomplished while improving inside margin. Our fuel team achieved market share gains while striking the right balance between fuel gallon growth and gross profit margin throughout the year to drive fuel gross profit up 3.9% from the prior year. The operations team did a tremendous job driving sales growth, while integrating new stores and reducing same-store labor hours for the eighth consecutive quarter.”

Earnings

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Net income (in thousands)	$87,020	$56,092	$501,972	$446,691
Diluted earnings per share	$2.34	$1.49	$13.43	$11.91
EBITDA (in thousands)	$219,026	$166,023	$1,059,398	$952,464

Fourth quarter net income, diluted EPS, and EBITDA were up versus the same period the prior year primarily due to higher inside and higher fuel gross profit partially offset by higher operating expense due to operating 137 additional stores.
1 During the quarter Casey's had one additional operating day due to the leap year. This impacted same-store and total results for the quarter by approximately 100 basis points. The impact for the full year was approximately 25 basis points.
2 EBITDA is reconciled to net income below.

Inside

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Inside sales (in thousands)	$1,257,375	$1,124,060	$5,188,994	$4,768,337
Inside same-store sales	5.6%	6.5%	4.4%	6.5%
Grocery and general merchandise same-store sales	4.3%	7.1%	3.5%	6.3%
Prepared food and dispensed beverage same-store sales	8.8%	4.9%	6.8%	7.1%
Inside gross profit (in thousands)	$517,613	$445,549	$2,128,822	$1,904,856
Inside margin	41.2%	39.6%	41.0%	39.9%
Grocery and general merchandise margin	34.4%	33.0%	34.1%	33.6%
Prepared food and dispensed beverage margin	58.1%	56.8%	58.7%	56.6%

For the quarter, total inside sales were up 11.9% for the quarter and total inside gross profit was up 16.2%. Inside same-store sales were up 5.6%, or 12.4% on a two-year stack basis, driven by strong performance in hot sandwiches and dispensed beverage in the prepared food and dispensed beverage category as well as non-alcoholic and alcoholic beverages in the grocery and general merchandise category. Inside margin was up 160 basis points for the quarter primarily due to mix shift, modest retail price adjustments and strong cost of goods management.

Fuel3

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Fuel gallons sold (in thousands)	694,989	635,916	2,828,669	2,672,366
Same-store gallons sold	0.9%	0.0%	0.1%	(0.8)%
Fuel gross profit (in thousands)	$253,612	$219,746	$1,116,671	$1,074,913
Fuel margin (cents per gallon, excluding credit card fees)	36.5 ¢	34.6 ¢	39.5 ¢	40.2 ¢

For the quarter, total fuel gallons sold increased 9.3% compared to the prior year primarily due to operating more stores, while same-store gallons sold were up 0.9% versus the prior year. Fuel gross profit was up 15.4% versus the prior year. The Company sold $1.0 million in renewable fuel credits (RINs) in the fourth quarter, while the company did not sell any RINs in the same period last year.

Operating Expenses

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Operating expenses (in thousands)	$579,047	$521,729	$2,288,513	$2,119,942
Credit card fees (in thousands)	$53,539	$51,287	$229,418	$233,014
Same-store operating expense excluding credit card fees	2.6%	2.7%	2.7%	2.8%

Total operating expenses increased 11% for the fourth quarter. Approximately 6% of the increase is due to operating 137 more stores than a year ago. Approximately 2% of the increase was due to same-store employee expense. Approximately 1% of the change is related to an increase in accrued costs for incentive compensation due to strong financial performance. Finally, approximately 1% of the increase was due to discretionary charitable giving and a special team member bonus.

3 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
April 30, 2023	2,521
New store construction	42
Acquisitions	112
Acquisitions not opened	(1)
Prior acquisitions opened	6
Closed	(22)
April 30, 2024	2,658

Liquidity
At April 30, 2024, the Company had approximately $1.1 billion in available liquidity, consisting of approximately $206 million in cash and cash equivalents on hand and $900 million in undrawn borrowing capacity on existing lines of credit.

Share Repurchase
During the fourth quarter, the Company repurchased approximately $15 million of shares bringing the total for the year to $105 million. The Company has approximately $295 million remaining under its existing share repurchase authorization.

Dividend
At its June meeting, the Board of Directors voted to increase the quarterly dividend by 16% to $0.50 per share, which is the 25th consecutive year increasing the dividend. The dividend is payable August 15, 2024, to shareholders of record on August 1, 2024.

Fiscal 2025 Outlook
Casey's expects the following performance during fiscal 2025. The Company expects EBITDA to increase at least 8%. The Company expects inside same-store sales to increase 3% to 5% and inside margin comparable to fiscal 2024. The Company expects same-store fuel gallons sold to be between negative 1% to positive 1%. Total operating expenses are expected to increase approximately 6% to 8%. The Company expects to add at least 100 stores in fiscal 2025 through a mix of M&A and new store construction. Net interest expense is expected to be approximately $56 million. Depreciation and amortization is expected to be approximately $390 million and the purchase of property and equipment is expected to be approximately $575 million. The tax rate is expected to be approximately 24% to 26% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Total revenue	$3,600,015	$3,328,701	$14,862,913	$15,094,475
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,801,942	2,640,949	11,515,002	12,022,069
Operating expenses	579,047	521,729	2,288,513	2,119,942
Depreciation and amortization	92,344	80,631	349,797	313,131
Interest, net	14,494	12,800	53,441	51,815
Income before income taxes	112,188	72,592	656,160	587,518
Federal and state income taxes	25,168	16,500	154,188	140,827
Net income	$87,020	$56,092	$501,972	$446,691
Net income per common share
Basic	$2.35	$1.50	$13.51	$11.99
Diluted	$2.34	$1.49	$13.43	$11.91
Basic weighted average shares	37,025,986	37,283,677	37,164,022	37,266,851
Plus effect of stock compensation	233,993	290,000	206,284	252,844
Diluted weighted average shares	37,259,979	37,573,677	37,370,306	37,519,695

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	April 30, 2024	April 30, 2023
Assets
Current assets
Cash and cash equivalents	$206,482	$378,869
Receivables	151,793	120,547
Inventories	428,722	376,085
Prepaid expenses	25,791	22,107
Income taxes receivable	17,066	23,347
Total current assets	829,854	920,955
Other assets, net of amortization	195,559	192,153
Goodwill	652,663	615,342
Property and equipment, net of accumulated depreciation of $2,883,925 at April 30, 2024 and $2,620,149 at April 30, 2023	4,669,357	4,214,820
Total assets	$6,347,433	$5,943,270
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$53,181	$52,861
Accounts payable	569,527	560,546
Accrued expenses	330,758	313,718
Total current liabilities	953,466	927,125
Long-term debt and finance lease obligations, net of current maturities	1,582,758	1,620,513
Deferred income taxes	596,850	543,598
Insurance accruals, net of current portion	30,046	32,312
Other long-term liabilities	168,932	159,056
Total liabilities	3,332,052	3,282,604
Total shareholders’ equity	3,015,381	2,660,666
Total liabilities and shareholders’ equity	$6,347,433	$5,943,270

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Twelve months ended April 30,
	2024	2023
Cash flows from operating activities:
Net income	$501,972	$446,691
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	349,797	313,131
Amortization of debt issuance costs	1,111	1,789
Change in excess replacement cost over LIFO inventory valuation	12,499	24,231
Share-based compensation	41,379	47,024
Loss on disposal of assets and impairment charges	6,414	6,871
Deferred income taxes	53,252	23,126
Changes in assets and liabilities:
Receivables	(31,246)	(12,519)
Inventories	(51,785)	(141)
Prepaid expenses	(3,684)	(4,248)
Accounts payable	(8,731)	(9,483)
Accrued expenses	14,387	20,292
Income taxes	5,112	20,652
Other, net	2,476	4,535
Net cash provided by operating activities	892,953	881,951
Cash flows from investing activities:
Purchase of property and equipment	(522,004)	(476,568)
Payments for acquisitions of businesses, net of cash acquired	(330,032)	(85,569)
Proceeds from sales of property and equipment	26,680	17,103
Net cash used in investing activities	(825,356)	(545,034)
Cash flows from financing activities:
Repayments of long-term debt	(53,656)	(40,970)
Payments of debt issuance costs	—	(3,940)
Payments of cash dividends	(62,918)	(55,617)
Repurchase of common stock	(104,898)	—
Tax withholdings on employee share-based awards	(18,512)	(16,399)
Net cash used in financing activities	(239,984)	(116,926)

Net (decrease) increase in cash and cash equivalents	(172,387)	219,991
Cash and cash equivalents at beginning of the period	378,869	158,878
Cash and cash equivalents at end of the period	$206,482	$378,869
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Twelve months ended April 30,
	2024	2023
Cash paid during the period for:
Interest, net of amount capitalized	$63,449	$56,799
Income taxes, net	105,000	90,398
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	45,617	27,905

Summary by Category (Amounts in thousands)
Three months ended April 30, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$356,895	$900,480	$2,276,586	$66,054	$3,600,015
Gross profit	$207,443	$310,170	$253,612	$26,848	$798,073
	58.1%	34.4%	11.1%	40.6%	22.2%
Fuel gallons sold			694,989
Three months ended April 30, 2023
Revenue	$314,222	$809,838	$2,137,815	$66,826	$3,328,701
Gross profit	$178,580	$266,969	$219,746	$22,457	$687,752
	56.8%	33.0%	10.3%	33.6%	20.7%
Fuel gallons sold			635,916

Summary by Category (Amounts in thousands)
Twelve months ended April 30, 2024	Prepared Food & Dispensed Beverage	Grocery & General Merchandise	Fuel	Other	Total
Revenue	$1,461,600	$3,727,394	$9,402,071	$271,848	$14,862,913
Gross profit	$858,295	$1,270,527	$1,116,671	$102,418	$3,347,911
	58.7%	34.1%	11.9%	37.7%	22.5%
Fuel gallons sold			2,828,669
Twelve months ended April 30, 2023
Revenue	$1,322,560	$3,445,777	$10,027,310	$298,828	$15,094,475
Gross profit	$748,405	$1,156,451	$1,074,913	$92,637	$3,072,406
	56.6%	33.6%	10.7%	31.0%	20.4%
Fuel gallons sold			2,672,366

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.9%	6.1%	7.5%	8.8%	6.8%	F2024	58.2%	59.0%	59.6%	58.1%	58.7%
F2023	8.4	10.5	5.0	4.9	7.1	F2023	55.6	56.7	57.3	56.8	56.6
F2022	10.8	4.1	7.4	7.6	7.4	F2022	61.0	60.6	58.0	56.9	59.2

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2024	5.2%	1.7%	2.8%	4.3%	3.5%	F2024	34.1%	34.0%	33.9%	34.4%	34.1%
F2023	5.5	6.9	5.8	7.1	6.3	F2023	33.9	33.3	34.0	33.0	33.6
F2022	7.0	6.8	7.7	4.3	6.3	F2022	33.0	33.3	32.0	32.5	32.7

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2024	0.4%	—%	(0.4)%	0.9%	0.1%	F2024	41.6	¢	42.3	¢	37.3	¢	36.5	¢	39.5	¢
F2023	(2.3)	0.3	(0.5)	—	(0.8)	F2023	44.7		40.5		40.7		34.6		40.2
F2022	9.0	2.5	5.7	1.5	4.4	F2022	35.1		34.7		38.3		36.2		36.0

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and twelve months ended April 30, 2024 and 2023:

(In thousands)	Three Months Ended April 30,		Twelve Months Ended April 30,
	2024	2023	2024	2023
Net income	$87,020	$56,092	$501,972	$446,691
Interest, net	14,494	12,800	53,441	51,815
Depreciation and amortization	92,344	80,631	349,797	313,131
Federal and state income taxes	25,168	16,500	154,188	140,827
EBITDA	$219,026	$166,023	$1,059,398	$952,464
Loss on disposal of assets and impairment charges	5,522	894	6,414	6,871
Adjusted EBITDA	$224,548	$166,917	$1,065,812	$959,335
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage

This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.
Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on June 12, 2024. The call will be broadcast live over the Internet at 7:30 a.m. CDT. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx. No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 446-6587	Katie Petru (515) 446-6772